EXHIBIT 23.1

Consent of Independent Public Accountants

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-8 and related prospectus of our report dated January 26, 2001 included in the North Country Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 2000.

/s/ Wipfli Ullrich Bertelson LLP

WIPFLI ULLRICH BERTELSON LLP

Appleton, Wisconsin
December 28, 2001